Exhibit 5.1

June 29, 2012

Hicks Acquisition Company II, Inc.

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Re:	Hicks Acquisition Company II, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Hicks Acquisition Company II, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of warrants (the “Warrants”) to purchase up to an aggregate of 7,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), of the Company to be issued under a Warrant Agreement, dated as of October 8, 2010 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”), as amended by that certain Amendment No. 1 to Warrant Agreement to be entered into by and between the Company and the Warrant Agent (the “Amendment”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) at the time of execution and delivery of the Amendment, the Warrant Agreement, as so amended, will be a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms, (ii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s amended and restated certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, and (iii) the exercise price per share of the Warrants is not less than the par value of the Shares issuable upon exercise thereof. As to various questions of fact relevant to this letter, we

Hicks Acquisition Company II, Inc.

June 29, 2012

have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1.        When the Amendment has been duly executed and delivered by the respective parties thereto, the Warrants will be valid and binding obligations of the Company.

2.        When issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, as amended by the Amendment, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within

Hicks Acquisition Company II, Inc.

June 29, 2012

the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.